Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Air Products Reports Fiscal 2011 Third Quarter EPS

From Continuing Operations up 14%* to $1.46

Access the Q3 earnings teleconference scheduled for 10:00 a.m. Eastern Time on July 22 by calling 719-457-2635 and entering passcode 6688531 or listen on the Web at:

http://www.airproducts.com/en/investors/earnings-releases/teleconference-information.aspx

Highlights

•	Record EPS from continuing operations of $1.46

•	Sales of $2.6 billion, up 14% versus prior year

•	Fourth quarter EPS expected to be $1.48 to $1.53

LEHIGH VALLEY, Pa. (July 22, 2011) – Air Products (NYSE:APD) today reported net income from continuing operations of $318 million, up 15 percent* versus prior year, and diluted earnings per share (EPS) from continuing operations of $1.46, up 14 percent*, for its fiscal third quarter ended June 30, 2011.

These results exclude a $0.04 gain in discontinued operations recognizing a tax benefit from the sale of the company’s U.S. healthcare operations in 2009. The discussion of third quarter results and guidance in this release excludes this item and is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.*

Third quarter revenues of $2,578 million increased 14 percent from the prior year. On an underlying basis, sales were up seven percent on higher volumes primarily in the Electronics and Performance Materials and Tonnage segments. Operating income of $417 million rose 11 percent from the prior year on higher volumes.

John McGlade, chairman, president and chief executive officer, said, “We continued to see strong volume growth across a number of our businesses. Growth in the Asia Merchant business and more broadly in the energy and electronics markets was strong, while both the U.S. and Europe Merchant businesses were slower. This quarter, as expected, we saw a significant number of planned customer maintenance outages in our Tonnage segment. We remain very disappointed by the continued higher operating and maintenance costs in our Merchant segment and are taking the necessary steps to improve performance.”

Third Quarter Segment Performance

•

Merchant Gases sales of $1,027 million increased 12 percent versus prior year on higher volumes, primarily in Asia, positive pricing in North America and Asia, and favorable currency. Operating income of $182 million improved three percent versus prior year with favorable currency and increased volumes mostly offset by higher operating costs and pricing pressure in Europe.

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•

Tonnage Gases sales of $869 million were up 20 percent from the prior year primarily on higher volumes, and higher energy and raw material cost pass-through. Operating income of $115 million declined four percent. Volume gains were more than offset by higher maintenance costs primarily from customer scheduled outages.

•

Electronics and Performance Materials sales of $602 million improved 21 percent over the prior year on higher volumes. Operating income of $109 million increased 75 percent on higher volumes and continued strong cost performance. Electronics sales increased 24 percent and Performance Materials sales grew 18 percent versus prior year. This quarter’s results represented record sales, profits and margins for the segment.

•

Equipment and Energy sales of $80 million were down 31 percent versus the prior year on lower ASU sales. Operating income of $9 million declined significantly on lower sales and a prior year gain on an asset sale. Sequentially, backlog in this segment increased 34 percent with the addition of the world’s first floating LNG project.

Outlook

Looking ahead to the fourth quarter, McGlade said, “We anticipate continued strong revenue growth in our Tonnage and Electronics and Performance Materials segments. With the Tonnage planned maintenance outages behind us and the actions we are taking to improve Merchant performance, we expect margins to improve significantly in the quarter.”

Air Products expects fourth quarter EPS to be between $1.48 and $1.53 per share and the full fiscal year EPS to be between $5.70 and $5.75 per share.

Last month, Air Products unveiled new financial targets for the 2015 timeframe. The company expects to deliver top line growth of 11 percent to 13 percent per year over the next four years, which would bring its total revenues to more than $15 billion in 2015. Air Products also expects to improve its operating margin to 20 percent and its return on capital to 15 percent by 2015.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2010, Air Products had revenues of $9 billion, operations in over 40 countries, and 18,300 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections and targets. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this release is issued regarding important risk factors. Actual

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performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, stalling of global economic recovery; renewed deterioration in economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory actions; successful development and market acceptance of new products and applications; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; consequences of acts of war or terrorism impacting the United States and other markets; the effects of a natural disaster; the success of cost reduction and productivity programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2010. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

	Continuing Operations
	Q3
2011 Q3 vs. 2010 Q3	Operating Income	Income	Diluted EPS
2011 GAAP	$416.8	$317.6	$1.46
2010 GAAP	336.4	253.2	1.17
Change GAAP	24%	25%	25%

2010 GAAP	$336.4	$253.2	$1.17
Net loss on Airgas transaction (Tax impact $14.2)	37.9	23.7	.11
2010 Non-GAAP Measure	$374.3	$276.9	$1.28

Change Non-GAAP Measure	11%	15%	14%

			Full year 2011
2011 Guidance (a)			$5.70-$5.75

(a)	Guidance excludes the impact of net loss on Airgas transaction.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 30 June		Nine Months Ended 30 June
(Millions of dollars, except for share data)	2011	2010	2011	2010
Sales	$2,577.8	$2,252.3	$7,470.8	$6,674.8
Cost of sales	1,882.1	1,611.0	5,405.1	4,808.3
Selling and administrative	252.9	241.2	756.9	725.7
Research and development	29.3	29.3	86.4	82.8
Net loss on Airgas transaction	—	37.9	48.5	61.3
Customer bankruptcy	—	(1.8)	—	(1.8)
Pension settlement	—	6.3	—	6.3
Other income, net	3.3	8.0	23.0	29.8
Operating Income	416.8	336.4	1,196.9	1,022.0
Equity affiliates’ income	39.7	32.5	99.2	91.6
Interest expense	26.5	30.0	86.9	91.1
Income from Continuing Operations before Taxes	430.0	338.9	1,209.2	1,022.5
Income tax provision	103.9	77.6	295.7	246.0
Income from Continuing Operations	326.1	261.3	913.5	776.5
Income from Discontinued Operations, net of tax	8.9	—	8.9	—
Net Income	335.0	261.3	922.4	776.5
Less: Net Income Attributable to Noncontrolling Interests	8.5	8.1	23.0	19.5
Net Income Attributable to Air Products	$326.5	$253.2	$899.4	$757.0

Net Income Attributable to Air Products
Income from continuing operations	$317.6	$253.2	$890.5	$757.0
Income from discontinued operations	8.9	—	8.9	—
Net Income Attributable to Air Products	$326.5	$253.2	$899.4	$757.0
Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.50	$1.19	$4.17	$3.57
Income from discontinued operations	.04	—	.04	—
Net Income Attributable to Air Products	$1.54	$1.19	$4.21	$3.57
Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.46	$1.17	$4.08	$3.49
Income from discontinued operations	.04	—	.04	—
Net Income Attributable to Air Products	$1.50	$1.17	$4.12	$3.49

Weighted Average of Common Shares Outstanding (in millions)	212.5	212.3	213.5	212.0
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	217.3	216.9	218.4	216.9
Dividends Declared Per Common Share – Cash	$.58	$.49	$1.65	$1.43

Other Data from Operations:
Depreciation and amortization	$222.2	$214.4	$657.3	$648.8
Capital expenditures on a non-GAAP Basis (see page 11 for reconciliation)	415.4	294.5	1,168.3	993.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 June 2011	30 September 2010
Assets
Current Assets
Cash and cash items	$ 430.1	$ 374.3
Trade receivables, less allowances for doubtful accounts	1,649.8	1,481.9
Inventories	639.6	571.6
Contracts in progress, less progress billings	145.3	163.6
Prepaid expenses	101.2	70.3
Other receivables and current assets	310.5	372.1
Total Current Assets	3,276.5	3,033.8
Investment in Net Assets of and Advances to Equity Affiliates	1,035.6	912.8
Plant and Equipment, at cost	17,536.0	16,309.7
Less: Accumulated depreciation	10,011.8	9,258.4
Plant and Equipment, net	7,524.2	7,051.3
Goodwill	969.1	914.6
Intangible Assets, net	295.0	285.7
Noncurrent Capital Lease Receivables	948.1	770.4
Other Noncurrent Assets	403.0	537.3
Total Assets	$14,451.5	$13,505.9

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$ 1,582.7	$ 1,702.0
Accrued income taxes	77.7	73.6
Short-term borrowings	430.4	286.0
Current portion of long-term debt	13.0	182.5
Total Current Liabilities	2,103.8	2,244.1
Long-Term Debt	4,054.3	3,659.8
Other Noncurrent Liabilities	1,425.6	1,569.3
Deferred Income Taxes	470.8	335.1
Total Liabilities	8,054.5	7,808.3
Total Air Products Shareholders’ Equity	6,232.2	5,546.9
Noncontrolling Interests	164.8	150.7
Total Equity	6,397.0	5,697.6
Total Liabilities and Equity	$14,451.5	$13,505.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended 30 June
(Millions of dollars)	2011	2010
Operating Activities
Net Income	$922.4	$776.5
Less: Net income attributable to noncontrolling interests	23.0	19.5
Net income attributable to Air Products	$899.4	$757.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	657.3	648.8
Deferred income taxes	74.2	80.7
Undistributed earnings of unconsolidated affiliates	(18.4)	(35.2)
Gain on sale of assets and investments	(6.1)	(9.1)
Share-based compensation	33.1	36.6
Noncurrent capital lease receivables	(155.7)	(72.7)
Net loss on Airgas transaction	48.5	61.3
Payment of acquisition-related costs	(156.2)	(8.8)
Other adjustments	59.4	39.3
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(105.5)	(151.3)
Inventories	(43.9)	(9.5)
Contracts in progress	20.9	4.6
Other receivables	3.0	(8.4)
Payables and accrued liabilities	(167.6)	(315.9)
Other working capital	(13.7)	15.8
Cash Provided by Operating Activities	1,128.7	1,033.2
Investing Activities
Additions to plant and equipment	(965.3)	(757.2)
Acquisitions, less cash acquired	(9.9)	(37.2)
Investment in and advances to unconsolidated affiliates	(46.0)	(4.7)
Investment in Airgas stock	—	(69.6)
Proceeds from sale of Airgas stock	94.7	—
Proceeds from sale of assets and investments	62.3	32.6
Change in restricted cash	13.0	28.2
Cash Used for Investing Activities	(851.2)	(807.9)
Financing Activities
Long-term debt proceeds	59.2	110.9
Payments on long-term debt	(182.4)	(109.8)
Net increase (decrease) in commercial paper and short-term borrowings	411.9	(50.0)
Dividends paid to shareholders	(333.0)	(294.6)
Purchase of treasury stock	(350.0)	—
Proceeds from stock option exercises	124.4	42.3
Excess tax benefit from share-based compensation	40.3	11.1
Other financing activities	(2.8)	(9.9)
Cash Used for Financing Activities	(232.4)	(300.0)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Nine Months Ended 30 June
(Millions of dollars)	2011	2010
Effect of Exchange Rate Changes on Cash	10.7	(8.2)
Increase (Decrease) in Cash and Cash Items	55.8	(82.9)
Cash and Cash Items – Beginning of Year	374.3	488.2
Cash and Cash Items – End of Period	$430.1	$405.3

Supplemental Cash Flow Information
Pension plan contributions	$229.5	$348.2
Significant noncash transactions:
Short-term borrowings associated with SAGA acquisition	—	54.6
Noncurrent liability related to the purchase of shares from noncontrolling interests	—	39.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 30 June		Nine Months Ended 30 June
(Millions of dollars)	2011	2010	2011	2010
Sales to External Customers
Merchant Gases	$1,027.2	$915.0	$3,027.8	$2,770.3
Tonnage Gases	868.7	724.5	2,433.9	2,179.1
Electronics and Performance Materials	602.4	496.9	1,704.3	1,381.5
Equipment and Energy	79.5	115.9	304.8	343.9
Segment and Consolidated Totals	$2,577.8	$2,252.3	$7,470.8	$6,674.8

Operating Income
Merchant Gases	$182.0	$176.4	$567.4	$544.1
Tonnage Gases	114.8	119.8	351.4	327.2
Electronics and Performance Materials	109.0	62.4	269.5	167.8
Equipment and Energy	8.6	21.1	51.3	47.1
Segment Total	$414.4	$379.7	$1,239.6	$1,086.2
Net loss on Airgas transaction	—	(37.9)	(48.5)	(61.3)
Customer bankruptcy	—	1.8	—	1.8
Pension settlement	—	(6.3)	—	(6.3)
Other	2.4	(.9)	5.8	1.6
Consolidated Total	$416.8	$336.4	$1,196.9	$1,022.0

(Millions of dollars)			30 June 2011	30 September 2010
Identifiable Assets (a)
Merchant Gases			$5,355.7	$5,075.3
Tonnage Gases			4,392.3	3,876.4
Electronics and Performance Materials			2,487.2	2,275.8
Equipment and Energy			289.3	341.3
Segment Total			$12,524.5	$11,568.8
Other			891.4	1,024.3
Consolidated Total			$13,415.9	$12,593.1

(a)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

DISCONTINUED OPERATIONS

A tax benefit of $8.9, or $.04 per share, has been recognized in income from discontinued operations for the three and nine months ended 30 June 2011 as it relates to the previously divested healthcare business. This benefit resulted from the completion of an audit of tax years 2007 and 2008 by the U.S. Internal Revenue Service. For additional historical information on the U.S. Healthcare divestiture, refer to our 2010 Form 10-K.

AIRGAS TRANSACTION

In February 2010, we commenced a tender offer to acquire all the outstanding common stock of Airgas, Inc. (Airgas), including the associated preferred stock purchase rights, for $60.00 per share in cash, less any required withholding tax. The offer was subject to certain terms and conditions set forth in the Offer to Purchase dated 11 February 2010, as amended, including Airgas’ redemption of the preferred stock purchase rights or such rights otherwise being inapplicable to our purchase of Airgas stock. Airgas, a Delaware company, is the largest U.S. distributor of industrial, medical, and specialty gases, and hard goods. On 9 December 2010, we increased the value of our tender offer to $70.00 per share. At this price, the total value of the transaction would have been approximately $7.8 billion, including $6.1 billion of equity and $1.7 billion of assumed debt. Based on a decision by the Delaware Chancery Court to uphold the decision of Airgas’ board of directors to retain the preferred stock purchase rights, we withdrew our offer on 15 February 2011.

In connection with the tender offer, we had secured committed financing in the form of a $6.7 billion term loan credit facility. On 3 February 2011, we entered into an amended and restated credit agreement providing for an amended $6.7 billion term loan credit facility with a maturity date of 4 June 2011. No additional underwriting fees were incurred in relation to the amended agreement. On 16 February 2011, in connection with the termination of the offer to purchase all outstanding shares of common stock of Airgas, the credit facility was terminated. No early termination penalties were incurred and all fees previously accrued and due under the credit facility were paid as of the date of termination.

Prior to the tender offer, we purchased approximately 1.5 million shares of Airgas stock for a total cost of $69.6. This amount was recorded as an available-for-sale investment within other noncurrent assets on the consolidated balance sheet. On 16 February 2011, we sold the 1.5 million shares of Airgas stock for total proceeds of $94.7 and recognized a gain of $25.1 ($15.9 after-tax, or $.07 per share).

For the nine months ended 30 June 2011, a net loss of $48.5 ($31.6 after-tax, or $.14 per share) was recognized related to this transaction. This amount is reflected separately on the consolidated income statement as “Net loss on Airgas transaction” and includes amortization of the fees related to the term loan credit facility, the gain on the sale of Airgas stock, and other acquisition-related costs. For the nine months ended 30 June 2011 and 2010, cash payments for the acquisition-related costs were $156.2 and $8.8, respectively. These payments are classified as operating activities on the consolidated statements of cash flows.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 30 June		Nine Months Ended 30 June
(Millions of dollars)	2011	2010	2011	2010
Capital expenditures – GAAP basis	$384.3	$236.8	$1,021.2	$853.7
Capital lease expenditures	31.1	17.9	147.1	100.2
Noncurrent liability related to purchase of shares from noncontrolling interests	—	39.8	—	39.8
Capital expenditures – non-GAAP basis	$415.4	$294.5	$1,168.3	$993.7

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Media Inquiries:

Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.